Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations

Contact:	Robert Whitlow
Email:	robert.whitlow@tpcgrp.com
Phone:	713-627-7474

Contact:	Miguel Desdin
Email:	miguel.desdin@tpcgrp.com
Phone:	713-627-7474

Media Relations

Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

SERGEY VASNETSOV RESIGNS FROM TPC GROUP’S BOARD OF DIRECTORS

HOUSTON (Monday, August 16, 2010) – TPC Group (NASDAQ: TPCG) today announced that Sergey Vasnetsov is resigning from TPC Group’s Board of Directors, a position he has held since 2008, following Mr. Vasnetsov’s appointment as Senior Vice President, Strategic Planning and Transactions, of LyondellBasell Industries (“LBI”).

Charlie Shaver, the Company’s President and CEO, said: “On behalf of the Board of Directors and everyone at TPC Group, I’d like to thank Sergey for his time and effort during his tenure on our Board of Directors. We offer our congratulations to him in his new role at LBI, and we look forward to working with Sergey and LBI as a customer and supplier of TPC Group.”

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

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